Exhibit 99.1

Ames True Temper Reports First Quarter Results

—	Net Sales Increase 7.9 Percent

—	Adjusted EBITDA Increases 5.4 Percent

CAMP HILL, Pennsylvania, February 10, 2006 — ATT Holding Co., parent of Ames True Temper, Inc., reported today the results of the Company’s fiscal first quarter ended December 31, 2005.

First Quarter Results (13-week Period Ended December 31, 2005)

Net sales for the thirteen-week first quarter ended December 31, 2005 were $88.5 million, a 7.9 percent increase over $82.0 million for the thirteen-week first quarter ended December 25, 2004. Net loss for the first quarter of fiscal 2006 was $3.3 million, compared to a net loss of $1.2 million for the first quarter of fiscal 2005. Adjusted EBITDA (which is reconciled to net income on the attached table) for the fiscal 2006 first quarter was $7.8 million, a 5.4 percent increase over $7.4 million for fiscal 2005 first quarter.

‘‘We were very pleased with our results for the first quarter,’’ said Rich Dell, President and CEO. ‘‘Sales were strong, specifically in our snow tool category as early snow storms in the Northeast and Midwest drove reorders from our customers. Commodity costs continued to put significant downward pressure on margins; however, we were able to have some significant margin improvement over our fourth quarter results. We continue to have plenty of liquidity, as we had zero borrowings under the revolving credit facility at quarter end during a period when we have our seasonal build of inventory. Our strong performance adds to our excitement and optimism for fiscal 2006.’’

‘‘Our new manufacturing facility and ERP implementation are progressing as planned,’’ stated Duane Greenly, Chief Operating Officer. ‘‘These projects are positioning us to better serve our customers and reduce overall costs.’’

Ames True Temper, Inc. is a leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories.

Forward-Looking Statements

This press release includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are ‘‘forward-looking statements’’ for purposes of federal and state securities laws. Forward-looking statements may include the words ‘‘may,’’ ‘‘will,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘intends’’ and similar expressions. Although Ames believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in its forward-looking statements. These factors, risks and uncertainties include, among others, the following:

* The Company’s liquidity and capital resources;

* Sales levels to existing and new customers;

* Increased concentration of its customers;

* Seasonality and adverse weather conditions;

* Competitive pressures and trends;

* Changing consumer preferences;

* New product and customer initiatives;

* Risks relating to foreign sourcing, foreign operations and availability of raw materials;

* The Company’s ability to successfully consummate and integrate acquisitions; and

* General economic conditions.

The Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on its results of operations and financial condition. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

CONTACT: Eric Aumen, Director, Investor Relations and Public Reporting, +1-717-730-2933, investor@amestruetemper.com, for Ames True Temper, Inc.

ATT Holding Co.
Consolidated Balance Sheets
(In thousands)

	December 31, 2005	October 1, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,891	$21,394
Trade receivables, net	47,781	49,677
Inventories	107,367	91,146
Deferred taxes	6,279	6,265
Other current assets	10,350	6,472
Total current assets	175,668	174,954
Property, plant and equipment, net	62,210	61,907
Intangibles, net	80,689	81,129
Goodwill	41,582	41,735
Other noncurrent assets	15,543	15,300
Total assets	$375,692	$375,025
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$39,723	$34,697
Accrued interest payable	9,621	5,832
Accrued expenses and other current liabilities	20,610	24,544
Revolving loan	—	—
Current portion of long-term debt	515	515
Total current liabilities	70,469	65,588
Deferred taxes	19,577	20,297
Long-term debt	301,333	301,433
Accrued retirement benefits	17,432	17,280
Other liabilities	6,491	7,325
Total liabilities	415,302	411,923
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	110,500	110,500
Predecessor basis adjustment	(13,539)	(13,539)
Retained deficit	(136,230)	(133,020)
Accumulated other comprehensive loss	(97)	(595)
	(39,366)	(36,654)
Treasury stock, at cost	(244)	(244)
Total stockholders’ deficit	(39,610)	(36,898)
Total liabilities and stockholders’ deficit	$375,692	$375,025

ATT Holding Co.
Condensed Consolidated Statement of Income
(In thousands)
(Unaudited)

	Thirteen weeks ended December 31, 2005		Thirteen weeks ended December 25, 2004
Net sales	$88,531	100.0%	$82,046	100.0%
Cost of goods sold	67,289	76.0%	60,985	74.3%
Gross profit	21,242	24.0%	21,061	25.7%
Selling, general, and administrative expense	17,879	20.2%	16,624	20.3%
Loss (gain) on disposal of fixed assets	113	0.1%	(19)	0.0%
Amortization of intangible assets	448	0.5%	414	0.5%
Operating income	2,802	3.2%	4,042	4.9%
Interest expense	7,379	8.3%	6,195	7.6%
Other expense (income)	74	0.1%	(215)	-0.3%
Loss before taxes	(4,651)	-5.3%	(1,938)	-2.4%
Income tax benefit	(1,441)	-1.6%	(818)	-1.0%
Net loss	$(3,210)	-3.6%	$(1,120)	-1.4%

ATT Holding Co.
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)
(Unaudited)

	Thirteen weeks ended December 31, 2005	Thirteen weeks ended December 25, 2004
Net loss	$(3,210)	$(1,120)
Depreciation of property, plant and equipment	2,652	2,355
Amortization of intangible assets	448	414
Other expense (income)	74	(215)
Loss (gain) on disposal of fixed assets	113	(19)
Interest expense	7,379	6,195
Income tax benefit	(1,441)	(818)
EBITDA (a)	6,015	6,792
Adjustments to EBITDA
Cost savings initiatives (b)	888	—
ERP expenses (c)	75	—
Equity sponsor fees and other expenses (d)	822	601
Adjusted EBITDA (a)	$7,800	$7,393

(a)	"EBITDA" is calculated as net income before income tax expense, interest expense, other income and gain on disposal of fixed assets plus depreciation and amortization. Adjusted EBITDA is EBITDA adjusted as indicated below. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are a basis upon which our management assesses financial performance and covenants in our senior credit facility are tied to ratios based on this measure. While EBITDA and adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(b)	Represents expenses associated with cost savings initiatives, primarily plant closure and plant start-up costs.

(c)	Consists of non-capitalizable expenses associated with the implementation of a new ERP system.

(d)	Consists of management fees paid to private equity sponsor (Castle Harlan), transaction fees associated with acquisitions, non-cash (income) expense related to our pension plan and non-cash charges recorded in accordance with SFAS 13 due to the expensing of escalating rent on a straight-line basis.